EXHIBIT 99.1

NEWS RELEASE

For Immediate Release

Contact:	Kelly Malson
Chief Financial Officer
(864) 298-9800

WORLD ACCEPTANCE CORPORATION REPORTS
RECORD FIRST QUARTER

GREENVILLE, S.C. (July 27, 2010) - World Acceptance Corporation (NASDAQ: WRLD) today reported record financial results for its first fiscal quarter ended June 30, 2010.

Net income for the first quarter rose 27.9% to $18.7 million compared with $14.6 million for the same quarter of the prior year.  Net income per diluted share increased 26.7% to $1.14 in the first quarter of fiscal 2011 compared with $0.90 in the prior year quarter.

“World Acceptance’s record first quarter benefited from continued strong loan demand, our focus on expense control and our close management of credit risks,” stated Sandy McLean, CEO. ”We also continued to use our strong cash flow to aggressively pursue our stock repurchase program and during the quarter the Company bought 899,621 shares of its stock.”

Total revenues increased to $110.4 million in the first quarter of fiscal 2011, a 10.1% increase over the $100.2 million reported in the first quarter last year.  The growth in revenues benefited from higher interest and fee income and insurance revenues, partially offset by a $2.4 million (pre-tax) gain arising from the Company’s repurchase of $10 million face value of its 3% convertible subordinated debt in the first quarter of fiscal 2010.

Interest and fee income increased 12.9%, from $85.1 million to $96.1 million in the first quarter fiscal 2011 due to continued growth in loan volume.  Insurance and other income was $14.3 million in the first quarter of fiscal 2011 compared with $15.2 million in the first quarter of fiscal 2010.  The first quarter fiscal 2011 results included a $1.5 million, or 18.2%, increase in insurance revenues when comparing the two quarterly periods.  The first quarter fiscal 2010 results included a $2.4 million (pre-tax) extinguishment of debt gain, while no comparable extinguishment of debt gain was booked in the first quarter of fiscal 2011.

Gross loans outstanding increased 13.6% to $824.9 million at June 30, 2010, up from $726.1 million at June 30, 2009. Average net loans rose 14.1% when comparing the two quarterly periods.

“We made solid progress in improving our credit performance ratios during the latest quarter,” continued Mr. McLean.  “Our provision for loan losses was down 3.6% to $19.7 million in the first quarter 2011 compared to $20.4 million in the first quarter of fiscal 2010. Annualized net charge-offs as a percentage of average net loans decreased from 13.8% in the first quarter of last year, to 12.5% in the first quarter of the current year, contributing to the decrease in provision expense. The 130 basis point reduction in charge offs is comparable to the decreases the Company has experienced over the past three quarters.  We are pleased with these improved results over recent quarters; however, we remain cautious about future credit risks in light of current economic conditions.”

MORE

WRLD Reports Record First Quarter

July 27, 2010

Total general and administrative expenses improved to 51.9% of total revenues compared with 53.2% during the first quarter of the prior fiscal year.  The improved results benefited from the Company’s leverage of expenses as it expanded its office network by opening 18 additional offices and acquiring two new offices during the first quarter of fiscal 2011.

Key return ratios for the first quarter included a 13.0% return on average assets for a trailing 12 month period and a 22.3% return on average equity for a trailing 12 month period.

About World Acceptance Corporation

World Acceptance Corporation is one of the largest small-loan consumer finance companies, operating 1,010 offices in 11 states and Mexico. It is also the parent company of ParaData Financial Systems, a provider of computer software solutions for the consumer finance industry.

First Quarter Conference Call

The senior management of World Acceptance Corporation will be discussing these results in its  quarterly conference call to be held at 10:00 a.m. Eastern time today.  Interested parties may participate in this call by dialing 1-800-260-6066, passcode 4775227. A  simulcast of the conference call is also available on the Internet at http://www.videonewswire.com/event.asp?id=70511 or www.streetevents.com.  The call will be available for replay on the Internet for approximately 30 days.

This press release may contain various “forward-looking statements” within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended, that represent the Company’s expectations or beliefs concerning future events.  Such forward-looking statements are about matters that are inherently subject to risks and uncertainties.  Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include changes in the timing and amount of revenues that may be recognized by the Company, changes in current revenue and expense trends (including trends affecting charge-offs), changes in the Company’s markets and changes in the economy (particular in the markets served by the Company).  Such factors are discussed in greater detail in the Company’s filings with the Securities and Exchange Commission.  World Acceptance Corporation is not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.

MORE

WRLD Reports Record First Quarter Results

July 27, 2010

World Acceptance Corporation

Condensed Consolidated Statements of Operations
(unaudited and in thousands, except per share amounts)

	Three Months Ended
	June 30,
	2010	2009

Interest & fees	$96,071	$85,068
Insurance & other	14,327	15,162
Total revenues	110,398	100,230
Expenses:
Provision for loan losses	19,698	20,428
General and administrative expenses
Personnel	39,734	36,291
Occupancy & equipment	7,189	6,704
Advertising	2,462	2,372
Intangible amortization	507	565
Other	7,406	7,401
	57,298	53,333
Interest expense	3,354	3,110
Total expenses	80,350	76,871
Income before taxes	30,048	23,359
Income taxes	11,334	8,724
Net income	$18,714	$14,635
Diluted earnings per share	$1.14	$0.90
Weighted average shares outstanding (diluted)	16,446	16,351

Condensed Consolidated Balance Sheets
(unaudited and in thousands)

	June 30,	March 31,	June 30,
	2010	2010	2009
ASSETS
Cash	$6,284	$5,445	$7,140
Gross loans receivable	824,941	770,265	726,057
Less: Unearned interest & fees	(217,573)	(199,179)	(191,761)
Allowance for loan losses	(44,106)	(42,897)	(40,787)
Loans receivable, net	563,262	528,189	493,509
Property and equipment, net	23,031	22,986	23,319
Deferred tax benefit	11,837	11,642	12,700
Goodwill	5,654	5,616	5,581
Intangibles	7,243	7,614	8,514
Other assets	11,948	11,560	9,560
	$629,259	$593,052	$560,323

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Notes payable	218,447	170,642	213,563
Income tax payable	16,111	14,043	12,592
Accounts payable and accrued expenses	23,586	25,419	20,464
Total liabilities	258,144	210,104	246,619
Shareholders' equity	371,115	382,948	313,704
	$629,259	$593,052	$560,323

MORE

WRLD Reports Record First Quarter Results

July 27, 2010

Selected Consolidated Statistics
(dollars in thousands)

	Three Months Ended
	June 30,
	2010	2009

Expenses as a percent of total revenues:
Provision for loan losses	17.8%	20.4%
General and administrative expenses	51.9%	53.2%
Interest expense	3.0%	3.1%

Average gross loans receivable	$796,368	$697,258

Average loans receivable	$588,022	$515,177

Loan volume	$627,785	$553,349

Net charge-offs as percent of average loans	12.5%	13.8%

Return on average assets (trailing 12 months)	13.0%	11.2%

Return on average equity (trailing 12 months)	22.3%	21.3%

Offices opened (closed) during the period, net	20	5

Offices open at end of period	1010	949

END